Exhibit 99.1

Clear Channel Outdoor Holdings, Inc. Amends and Extends Credit Facilities

SAN ANTONIO, June 12, 2025 – Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (the “Company”) today announced that it has amended its Receivables-Based Credit Facility and Revolving Credit Facility (together, the “Amendments”) with Deutsche Bank AG New York Branch as administrative agent. The Amendments extend the maturity date on each of the Receivables-Based Credit Facility and the Revolving Credit Facility from August 23, 2026 to June 12, 2030.

Pursuant to the Amendments, among other things, the credit commitments under the Receivables-Based Facility were increased from $175 million to $200 million, and the credit commitments under the Revolving Credit Facility were reduced from $115.8 million to $100 million.

Additional information on the Amendments is available in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

About Clear Channel Outdoor Holdings

Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) is at the forefront of driving innovation in the out-of-home advertising industry. Our dynamic advertising platform is broadening the pool of advertisers using our medium through the expansion of digital billboards and displays and the integration of data analytics and programmatic capabilities that deliver measurable campaigns that are simpler to buy. By leveraging the scale, reach and flexibility of our diverse portfolio of assets, we connect advertisers with millions of consumers every month.

For further information, please contact:

Investors:

Eileen McLaughlin

Vice President - Investor Relations

(646) 355-2399

InvestorRelations@clearchannel.com